Exhibit 99.2



         NANOBAC LIFE SCIENCES ANNOUNCES SPACE ACT AGREEMENT WITH NASA:
                NASA's Johnson Space Center to Study Nanobacteria


TAMPA, Fla. (September 13, 2004) -- Nanobac Life Sciences, Inc. (OTCPK:NNBP) is pleased to announce the signing of a Space Act Agreement with NASA's Johnson Space Center (JSC), Houston Texas, to collaborate on research on Nanobacteria and its nature and role in pathological calcification, including the detection and treatment of the pathogen. Since Astronauts may be more prone to an increased rate of pathological calcification while in a zero gravity environment, the collaboration will bring a new approach to NASA's need to better understand the effects of long-term space travel on humans. In addition, Nanobac's work provides a model for studying mineralized organic matters that could aid NASA in the search for extraterrestrial life.


Nanobac co-founder and Director of Science, Neva Ciftcioglu, Ph.D. will remain at NASA JSC as Senior Scientist and principal researcher. Under the agreement, NASA will provide workspace at JSC for Nanobac's personnel located at JSC. The agreement further provides Nanobac the opportunity to work together with a multidisciplinary team of NASA researchers while having access to basic laboratory services for nanobacteria science, including electron microscopy, molecular biology and geology-mineralogy research facilities. Projects ranging from searching for nanobacteria biosignatures in earth fossils and in Mars meteorites to diagnosing and treating nanobacteria infection are anticipated. Nanobac will provide JSC with equipment and specialty supplies for nanobacteria research and apply its pioneering diagnostic and treatment experience in the field.

"We are pleased to be able to provide our Director of Science to NASA for these important projects," commented John Stanton, Nanobac's President and Chief Executive Officer. "We look forward to a very rich and rewarding research collaboration with NASA. We appreciate the opportunity to work with some of the country's most talented scientists."

This announcement shall not be construed to imply that NASA currently or in the future endorses or sponsors any NANOBAC product or service.


About Nanobacteria
Nanobacterium sanguineum (nanobacteria) is the smallest self-replicating organism ever detected - at 50 to 500 billionths of a meter, 1/1000th the size of the smallest previously known bacteria. Nanobacteria have been implicated in a variety of human diseases associated with pathological calcification.

Nanobacteria were first discovered in 1988 by a Finnish researcher, and Nanobac OY co-Founder Olavi Kajander, M.D., Ph.D. Medical microbiologist Neva Ciftcioglu, Ph.D. joined his team in 1991 and their corroborated work with

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nanobacteria over the past 13 years has put them at the forefront of research into this medically important pathogen. Their research established that the blood-borne nanobacteria forms slow-growing calcified colonies in arteries and organs.

Nanobac has identified two biomarkers of nanobacterial infection. These tests are being developed as the NB2 test, which is composed of the nanobacteria antigen test, and the nanobacteria IgG antibody test. The Nanobac IgG test is designed to measure the body's immune response to the nanobacterial infection. The Company is in the final stages of development of the nanobacteria antigen test.

About Nanobac Lifesciences
Nanobac Life Sciences, Inc. is dedicated to improving people's health through the detection and eradication of Nanobacterium sanguineum (nanobacteria). The Company's pioneering research is establishing the pathogenic role of nanobacteria in calcification, particularly in coronary artery heart disease and vascular disease. Nanobac has identified two biomarkers of nanobacterial infection, and expects to file for FDA approval of its NB2(TM) ELISA assay to detect nanobacterial antigen and IgG antibody. It is also leveraging its proprietary knowledge and intellectual property to develop the first FDA approved therapeutic to detect and treat nanobacterial infection. The Company currently markets, through its wholly owned subsidiary, Nanobac Sciences, a patented nanobiotic regimen that it developed.

Nanobac Life Sciences, Inc. is headquartered in Tampa, Florida. For more information, please visit our website at: www.nanobaclifesciences.com.
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well as some statements in periodic press releases and some oral statements of
Nanobac Life Sciences, Inc. officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act). Forward-Looking statements include statements which are predictive in nature,
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(including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Nanobac Life Sciences, Inc. actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-Looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and Nanobac Life Sciences, Inc. has no specific intention to update these statements.